Exhibit 99.1

MC Shipping Inc.
24 Ave de Fontvielle,
Monte Carlo, Monaco
New York Telephone 646. 623.5333
Email. MCShipping @ aol.com

…FOR IMMEDIATE RELEASE…

January 20th 2005. MC Shipping Inc.  (AMEX:MCX) announces that they have sold four container vessels to a special purpose company formed by German finance house KGAL. The vessels are due to be delivered to KGAL within the next few days.

The four vessels (Maersk Belawan, Maersk Brisbane, Maersk Bacelona and Ankara) which have been owned by the Company for over seven years secured an en bloc price of  $30 million, approximately $17.5 million over their current book value. Concurrently, the Company will prepay $15 million under the $45 million long term debt agreement with Fortis Bank entered into on October 11, 2004 to refinance the Company's outstanding debt. The repayment schedule of the loan will be reduced proportionately.

The vessels will continue on their charter to Maersk and as part of the transaction, the Company will make a minority investment in the acquisition company and maintain operational responsibilities for the vessels.

“ By executing this transaction we are able to show to our shareholders that we are capable of unlocking some of the hidden value in our company and greatly increase the immediately available cash within the Company,” said CEO Tony Crawford.

“As we will continue to manage and assume certain technical responsibilities for the vessels, this will allow us to continue to work closely with Maersk and at the same time free up significant resources for future investments,” concluded Crawford.

The company expects to defer the profit and record it over the remaining useful life of the vessels as required under US GAAP.

With the sale of these vessels, the company will continue to own 100% of nine vessels primarily in the LPG sector and a minority investment in the 4 vessels discussed above.

For further information please contact
Peter Shaerf at MC Shipping Inc.
646 623 5333
Email either MCShipping@aol.com or
Investorrelations@mcshipping.com